Exhibit 99.1

Tupperware Brands Amends Credit Agreement
Provides leverage ratio financial covenant relief for current fiscal quarter

ORLANDO, Fla., December 22, 2022 – Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, announces today that it has entered into a second amendment (the “Second Amendment”) to its Credit Agreement dated as of November 23, 2021 (as amended by that certain First Amendment to Credit Agreement dated as of August 1, 2022, the “Credit Agreement”).  The Second Amendment, among other things, increases the maximum permitted Consolidated Net Leverage Ratio for the company’s current fiscal quarter to allow the company more financial flexibility with which to further implement its ongoing Turnaround Plan.

Highlights of the Second Amendment:

•Increases the maximum permitted Consolidated Net Leverage Ratio for the fiscal quarter ending December 31, 2022 to 5.25 to 1.00 (from 4.25 to 1.00), with the maximum permitted Consolidated Net Leverage Ratio reducing to 4.25 to 1.00 for the first fiscal quarter ending in calendar year 2023 and 3.75 to 1.00 for each fiscal quarter ending thereafter;
•Shortens the maturity date of the Credit Agreement from November 23, 2026 to November 23, 2025;
•Reduces the maximum amount that may be borrowed under the global tranche revolving commitments (together with letters of credit and sublimit borrowings) from $450 million to $435 million, and reduces the maximum sublimit for letters of credit from $50 million to $45 million, with each such reduction expiring on the date on which the company delivers financial statements for the fiscal quarter ending on or about December 31, 2023 demonstrating compliance with the financial covenants;
•Eliminates each of the $15 million Singaporean tranche revolving commitments and the incremental facility and reduces the Mexican tranche revolving commitments from $15 million to $5 million;
•Increases the applicable margin on borrowings under the facility while the company has a consolidated leverage ratio of greater than or equal to 4.00 to 1.00, including an applicable margin for base rate loans (loans denominated in U.S. Dollars) of:
o2.25 where the consolidated leverage ratio is greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00,
o2.75 where the consolidated leverage ratio is greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00,
o3.25 where the consolidated leverage ratio is greater than or equal to 5.00 to 1.00 but less than 5.25 to 1.00, and
o3.75 where the consolidated leverage ratio is greater than or equal to 5.25 to 1.00.
•Creates additional reporting requirements, account control agreement requirements, and other requirements and restrictions.

The company remains in discussions with its lending group regarding potential additional covenant relief for future fiscal periods and to provide for appropriate flexibility, under its covenants, to allow management to implement its strategic plans. The company is unable to predict whether or when any further amendment to the Credit Agreement may be entered into, as well as the terms and conditions of any such amendment.

“This amended agreement allows us to continue to execute on our dual strategies of fixing the core and expanding access to the brand during this period of unusual macroeconomic volatility,” said Mariela Matute, Chief Financial Officer of Tupperware Brands. “We remain confident that our strategies are the right ones for Tupperware in today’s global consumer environment, and we appreciate the support of our lenders,” she added.

About Tupperware Brands Corporation
Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware's signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. Tupperware distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Exhibit 99.1

Forward-Looking Statements
Statements contained in this release that are not historical fact and use predictive words such as "estimates", “potential”, “predict”, "outlook", “guidance”, “expect”, “believe", "intend", "designed", "target", "plans", “may”, "will", “are confident” and similar words are forward-looking statements. These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: the continuing effects of the novel coronavirus (COVID-19) pandemic; the successful execution of the Company’s Turnaround Plan; the effects of inflation on the Company’s business; the Company’s ability to sustain the same level of growth in net sales and net income that it recorded in the prior quarters; the success of the Company’s efforts to improve its profitability and liquidity position and any capital structure actions that it may take; the Company’s access to, and the costs of, financing and other sources of liquidity and the potential that banks with which the Company maintains lines of credit may be unable to fulfill their commitments; the costs and covenant restrictions associated with the Company’s current credit facility with Wells Fargo Bank, N.A. and the other lenders; the Company’s ability to comply with, or further amend, financial covenants under its credit agreement and its ability to repay or refinance the debt outstanding under its current credit facility and take other actions to address its capital structure, as well as potential downgrades to the Company’s credit ratings; the absence of foreign exchange lines of credit; the potential impact of management's determination that the Company may not be able to continue to operate as a going concern; the risk of foreign-currency fluctuations and currency translation impacts on the Company’s business associated with these fluctuations; the Company's ability to engage in hedging transactions (including, without limitation, forwards and swaps) with financial institutions to mitigate risks relating to foreigncurrency fluctuations and/or interest rate fluctuations and the possibility that such hedging transactions, even if entered into, are unsuccessful; the risk of changes in cash flow resulting from changes in foreign exchange rates and hedge settlements; unpredictable economic and political conditions and events globally; and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended. The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update available at https://ir.tupperwarebrands.com/financial-information/foreignexchange-impact. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information.

Media: Media@tupperware.com, 321-877-6670
Investors: Douglas Lane, douglaslane@tupperware.com, 321-503-9640